Exhibit 99.3

BOA Acquisition Corp and Selina

Merger Announcement Conference Call Script

December 2, 2021

I.	Operator:

Intro:

Welcome to today’s conference call announcing the business combination of Selina (“Selina”) and BOA Acquisition Corp (“BOA”).

Joining us on the call are Brian Friedman, Chairman, Chief Executive Officer and Co- Founder of BOA Acquisition Corp; Ben Friedman, Chief Financial Officer and Co- Founder of BOA Acquisition Corp; and Rafael Museri, Chief Executive Officer and Co-Founder of Selina. We appreciate everyone joining us today.

Disclaimers:

We would first like to remind everyone that this call contains forward-looking statements including, but not limited to, Selina’s and BOA’s expectations or predictions of financial and business performance and conditions, competitive and industry outlook; market size; the cash resources, plans and prospects of the combined entity; expected valuations of the combined entity; and the timing and completion of the transaction. Commentary on these topics constitutes forward- looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions, and as a result, are subject to risks and uncertainties. We encourage you to read the press release issued today, the accompanying presentation and BOA’s public filings with the SEC, and in particular, to the section or sections titled Risk Factors, for a discussion of the risks that can affect the transaction, BOA’s and Selina’s businesses and the outlook of the combined company.

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Selina and BOA are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This conference call is for informational purposes only and shall not constitute an offer to buy any securities or a solicitation of any vote in any jurisdiction pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

With that, I will turn the call over to Brian.

II.	Brian Friedman, Co-Founder and CEO of BOA Acquisition Corp.

Thank you, and good morning everyone. My name is Brian Friedman – I am the Co- Founder and CEO of BOA Acquisition Corp. On behalf of the BOA team, I am very excited to announce today the proposed business combination between BOA and Selina.

BOA is comprised of successful real estate investors, operators and leaders in the sector, with particular expertise in hospitality, retail and other lifestyle-focused properties. We formed a SPAC to draw on this experience and invest in a business that is innovating and effectively disrupting the broader real estate and hospitality industries.

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With this SPAC, our thesis was to target companies with distinct competitive advantages and operational acumen to improve the real estate sector through innovation and optimization. Specifically, we were seeking a company with: compelling growth potential with a large addressable market, a competitive moat, proven unit economics, a best-in-class management team as well as a business that would benefit from being a public company.

This led us to Selina. Selina recognized a tremendous opportunity within the Millennial and Gen-Z traveler, a segment of the population that is estimated to spend approximately $350 billion per year on travel, comprising an estimated 43% of global travel spend. These travelers have specific preferences and needs focused around lifestyle, including a desire for unique authentic experiences, a focus on wellness, an ability to work remotely and an eagerness to form communities, that we believe are not being met by the offerings in the marketplace…not even close. Selina has built a fresh and scalable platform to capture this demand with a highly attractive business model.

Now Ben Friedman, our CFO, will go into more detail about Selina and why we believe it is a compelling investment opportunity.

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III.	Ben Friedman, Co-Founder and CFO of BOA Acquisition Corp.

Selina has created a lifestyle brand built on a hospitality model that provides what Millennial and Gen-Z travelers are seeking: quality, unique accommodations, local authenticity, personalized and consistent guest experiences, dedicated co-working space and the ability to meaningfully connect with others. Launched in 2015 by co- founders Rafael Museri and Daniel Rudasevski, Selina has secured and developed a network of 35,000 beds across 134 open and secured properties in 23 countries, spanning North and South America, Europe and the Middle East, and in the process, has fostered a community of over one million loyal guests. The company has developed a tech-enabled, asset-light model in which it partners with local real estate owners to efficiently acquire, transform and operate Selina hotels at compelling margin and return profiles. Through this approach, the company has steadily grown its geographic reach by leveraging proprietary technology to identify underperforming hotel assets and converting them into cultural hubs through partnerships with local artists, food and beverage providers as well as the introduction of programming that promote social experiences, all at a range of prices that attract a diverse group of travelers.

As Rafi will describe, the opportunity that lies ahead for Selina is substantial. We believe the company is uniquely positioned to be a significant beneficiary as international travel rebounds post-pandemic and remote work becomes an accepted and encouraged corporate benefit. There is a massive neglected travel accommodation demand in the demographics that Selina is targeting and ample supply of underperforming hotels for Selina to deploy its differentiated approach to sourcing underutilized assets, converting spaces into full-service experiential locations, managing properties efficiently and scaling the portfolio. The company has already locked in approximately $350 million of signed commitments from local real estate partners, which is expected to more than double Selina’s bed count by 2025.

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With the BOA team’s deep experience in the hospitality industry, we are truly impressed by the lifestyle hospitality brand that Selina has created. We believe the company is now at an inflection point and ready to capitalize on the meaningful opportunity in front of it. The unique, experiential accommodation offering the team has developed, combined with the favorable economic model in place, gives us great confidence in Selina’s ability to continue to drive growth and lead the way into the next generation of travel and leisure.

With that, I will turn the call over to Rafi.

IV.	Rafael Museri, Co-Founder and CEO of Selina:

Thank you, Brian and Ben.

This is a very exciting time for Selina, and we look forward to working with Brian, Ben and the rest of the BOA team as we continue to accelerate our growth.

With this merger, we at Selina will continue our quest in defining the future of travel by creating experiences that strongly resonate with our customers. Selina was born from a real need we identified. There is a deep mismatch between demand and supply for accommodations that serve the Millennial and Gen Z market, an important and quickly growing segment of the population. To capture this demand, we built a company that inspires meaningful connections through a global stay, play, work hospitality ecosystem.

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In 2014, my Co-Founder, Daniel Rudasevski and I identified that there was a large void in the hotel market not served by corporate hotels, short term rentals or youth hostels – a venue that actually combined the social aspects of a local cultural hub with the design of a boutique hotel, and provided travelers a range of experiences and wellness activities. To test our idea, we found an underutilized hotel on a beach in Panama, leased it, and within 90 days, converted it into an activated content, programming and experience-driven asset with offerings for both low budget and higher income travelers. We designed and operated a property that brought people together, from locals to international travelers. We focused on experience, food and beverage and the ability to work while traveling and playing. What happened next was incredible. We quickly became the most successful hotel in the region, with the highest occupancy and rates. At that moment, we understood that this kind of experience-focused hospitality product delivers better economics than traditional hotels and can scale aggressively at pace.

Today, we believe we are the biggest and most relevant lifestyle hospitality company in the world with a locally-hosted global community of over a million remote workers and digital nomads that is quickly growing. Driven by our tech- enabled infrastructure, powerful and engaging brand and authentic global community, we have expanded our platform to approximately 35,000 beds in 134 open and secured locations across 23 countries in urban, remote, developed and emerging markets.

As Ben mentioned, the global hotel and accommodation market represents more than $800 billion of annual spend. Millennials and Gen Z travelers are a massive market, representing almost half of that spend at around $350 billion. There is no question that these generations are changing the face of hospitality. They are looking for immersive and authentic experiences, they make trips dedicated to wellness, health and restoration, they travel specifically to meet and make friends with others, and they need the ability and space to work remotely.

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While an estimated 43% of travel spend is from Millennials and Gen Z, less than 3% of the 16.9 million global supply of hotel rooms are designed for them. Whether across global hotel brands, hostels or short-term rental platforms, these accommodations offer minimal remote work capabilities, misaligned pricing, limited amenities, often poor guest experiences, limited opportunities to connect and network with others and highly inconsistent quality. Only two of the 159 brands owned by large, global hotel companies have been developed for Millennial and Gen Z travelers.

The Selina offering encompasses accommodations, food and beverage, tours and transportation, co-working and shared spaces, all powered by local content and programs. We are the only platform to provide this full-service experience at democratized price points. At the heart of this platform is the Selina brand that resonates strongly with our target customers. Selina has a meaningfully superior net-promoter score, more than three times the next highest peer; we generate an outsized percentage of direct bookings; and we observe a level of customer engagement that is unmatched not only by lodging peers, but also by top lifestyle brands. As a result, we are ideally positioned at the center of the transformation in hospitality, driven by authenticity, connection, flexibility and accessibility.

We have spent the last six years investing, building and scaling a highly efficient and differentiated platform. Let’s dig into the core elements of the Selina process a little deeper.

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Step one is sourcing deals through our own technology we have developed and call our “distressed asset finder”. This is a true differentiator, which enables us to quickly find underperforming hotels in any area and has been key to our efficient scaling. Notably, three-quarters of our transactions are sourced off-market, which typically results in lower transaction costs and lease prices.

Step two is development. We hire local artists and contractors and utilize upcycling and recycling processes to convert a non-relevant, outdated hotel space into a Selina-branded property. And, we accomplish this on average in less than 120 days. We focus on increasing bed density per location, deploying a hyper-local content and programming strategy and adding new revenue opportunities to operations, such as co-working, food and beverage venues and others.

Step three is operations where we plug our newly converted destination into Selina’s hospitality technology platform. We look to drive strong revenue contribution from high margin room spend, along with non-room segments accounting for over 40% of our location revenues. An important component of the development of food and beverage and experiential programming is the creation of our country-specific experience board of locals, who bring the community to life within each Selina location. We also seek to capture efficiencies through our tech- enabled platform: our locations can be fully cashless with remotely monitored utility costs and an ability to predict maintenance issues from our headquarters with IoT enabled properties. At each location, we are activating a flexible labor model driven by occupancy.

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Additionally, we aim to drive guests to our destinations. We are focused on increasing direct selling through our CRM capabilities and an improved website and app. We have an owned and flexible property management system through which we can create and sell alternative products such as subscriptions and co-working packages and have pioneered a number of exciting distribution channels.

Underpinning this process is an asset-light model in which we partner with local hotel owners and real estate developers, who on average cover approximately 90% of conversion costs, to transform their underutilized properties into vibrant, locally- inspired Selina-branded destinations. Our process and ability to execute makes us a partner of choice with landlords committing long-term to Selina as an operator and brand partner. This approach enables us to drive significant revenue and cash flow increases within the first year of project completion. Typically, by the second quarter after launch of a new destination, the unit is profitable, and we earn back 100% of our investment within the first five quarters. We generally reach stabilization by the end of the second year of operations, and our leases are typically 15 to 20-year flexible, long-term leases that provide us with a termination clause if necessary.

Looking ahead, this transaction will enable us to accelerate our growth and bring Selina to more locations, travelers and local partners worldwide, further expanding our competitive moat. We expect to continue to benefit from the pent-up travel demand, the increase in remote working and the prioritization of health, wellness and experiences among our target customers, which we anticipate will accelerate in the coming years. We are experiencing demand greater than pre-COVID levels, and our outperformance in new openings signals brand resonance with our target customers. While global travel has certainly been impacted by the challenges of COVID, our top performing properties are currently exceeding our long-term targets, which demonstrates the resilience of our brand and operations.

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We will continue to invest in our innovative distribution channels, including our long-term stay programs — Nomad Passport and Remote Year. These will help us drive community growth and will expand our diverse, global network of capital partners. As previously highlighted, we have already secured $350 million of committed capital from partners to expand our offering in twelve geographies, including Miami, Mexico, the UK, Germany, Spain, Portugal, Brazil, Puerto Rico, Panama, Chile, Israel, Morocco and Australia— all of which we expect will add approximately 40,000 new beds by 2025. We are already encouraged by the results of our expansion strategy with more than 95% of our anticipated 2022 portfolio either opened or secured, having locked in approximately 8,000 beds in Q2 and Q3 of this year at a run-rate of 16,000 beds per year. As our portfolio matures and continues to shift to developed markets where we observe higher occupancy, higher rates and higher food and beverage revenue, we are anticipating a higher revenue per bed and higher margins as well as optimized performance at the portfolio level.

In summary, Selina effectively addresses a market need with its differentiated approach, platform and technology solutions that cater to under-served, experiential travelers seeking memorable experiences. We have a proven operating model, along with a strong record of growth since inception, attractive margins and compelling unit economics, all of which provide a clear path to profitability over the next several years. We are confident that the merger with BOA will allow us to accelerate this trajectory and deliver significant growth.

With that, we thank you for your time and look forward to speaking with you in the future.

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V.	Disclaimers/Footnotes

About Selina

Selina is one of the world's largest hospitality brands built to address the needs of Millennial and Gen Z travelers, blending beautifully designed accommodation with co-working, recreation, wellness and local experiences. Custom built for today's nomadic traveler, Selina provides guests with a global infrastructure to seamlessly travel and work abroad. Founded in 2015, each Selina property is designed in partnership with local artists, creators and tastemakers, breathing new life into existing buildings in interesting locations around the world – from urban cities to remote beaches and jungles. Selina's portfolio includes 134 open or secured properties across 23 countries. For further information on Selina, visit www.selina.com or check out @selina on Instagram or Facebook.

About BOA Acquisition Corp.

BOA Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company is led by Chairman and Chief Executive Officer Brian D. Friedman, and Chief Financial Officer Benjamin A. Friedman.

Additional Information and Where to Find It

This document does not contain all the information that should be considered concerning the proposed business combination between BOA and Selina (the “Business Combination”). In connection with the proposed Business Combination, Selina intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 (the “Registration Statement”), which will include a preliminary proxy statement of BOA and a prospectus. The definitive proxy statement and other relevant documents will be mailed to stockholders of BOA as of a record date to be established for voting on the Business Combination. Stockholders of BOA and other interested persons are advised to read, when available, the preliminary proxy statement and amendments thereto, and the definitive proxy statement because these documents will contain important information about BOA, Selina, and the proposed transactions. Stockholders will also be able to obtain copies of the Registration Statement and the proxy statement/prospectus once they are available, without charge, by directing request to: BOA Acquisition Corp., 2600 Virginia Ave NW, Suite T23 Management Office, Washington, D.C. 20037. These documents, once available, and BOA’s other filings and reports filed with the SEC can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

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INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No Offer or Solicitation

This communication is for informational purpose only and not a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Participants in Solicitation

BOA, Selina, and their respective directors and executive officers, other members of management and employees may be considered participants in the solicitation of proxies with respect to the potential transaction described in this communication under the rules of the SEC. Information about the directors and executive officers of BOA is set forth in BOA’s filings with the SEC. Information regarding other persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the potential transaction and a description of their direct and indirect interests will be set forth in the Registration Statement (and will be included in the proxy statement/prospectus) and other relevant documents when they are filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

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Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events, including, without limitation, statements regarding the anticipated timing and benefits of the Business Combination, and BOA’s or Selina’s future financial or operating performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential,” or “continue,” or the negatives of these terms or variations of them or similar terminology. In addition, these forward-looking statements include, without limitation, statements regarding Selina’s business strategy, cash resources, and potential market opportunity. Such forward-looking statements are subject to risks, uncertainties (some of which are beyond the control of Selina and/or BOA), and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by BOA and its management, and Selina and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, without limitation: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the definitive agreements respecting the Business Combination; (2) the outcome of any legal proceedings that may be instituted against BOA, Selina, or others following the announcement of the Business Combination; (3) the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of BOA or to satisfy other conditions to closing; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations; (5) the ability of Selina to meet applicable listing standards following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of Selina as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers, and retain its management and key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that Selina may be adversely affected by other economic, business, and/or competitive factors; (11) the impact of the COVID-19 pandemic on Selina’s business and/or the ability of the parties to complete the Business Combination; and (12) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in BOA’s prospectus dated February 24, 2021 and filed with the SEC on February 25, 2021 and BOA’s other filings with the SEC, as well as any further risks and uncertainties to be contained in the proxy statement/prospectus filed after the date hereof. In addition, there may be additional risks that neither Selina or BOA presently know, or that Selina or BOA currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as may be required by law, neither BOA nor Selina undertakes any duty to update these forward-looking statements.

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